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                                                                     EXHIBIT 5.1


                       [VINSON & ELKINS L.L.P. LETTERHEAD]



                               December 11, 2001

Plains All American Pipeline, L.P.
333 Clay Street, Suite 2900
Houston, Texas  77002

                       Plains All American Pipeline, L.P.
                       Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the offer and issuance of an aggregate of 450,000 common units (the "Common Units") and 496,117 subordinated units (the "Subordinated Units") of the Partnership, which includes 496,117 Common Units which may be issuable in exchange for Subordinated Units following conversion of the Subordinated Units to Common Units, that may be transferred from time to time pursuant to grants made under the Plains All American GP LLC 1998 Long-Term Incentive Plan, the Plains All American 2001 Performance Option Plan and the various individual Phantom MLP Unit Agreements identified in the Registration Statement (collectively, the "Plans").

         In connection with the opinions expressed below, we have examined the Registration Statement, the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the Certificate of Limited Partnership of the Partnership (the "Certificate") filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that (i) the Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"); and (ii) the Common Units and the Subordinated Units to be transferred to participants under the Plans have been, or when issued in accordance with the provisions of the Plans or pursuant to other valid Partnership action, will be validly issued and are, or will be, as the case may be, fully paid and non-assessable, except as such non-assessability may be limited by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.




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         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

                                       Very truly yours,

                                       /s/ Vinson & Elkins L.L.P.

                                       VINSON & ELKINS L.L.P.